Exhibit 99.(a)(1)(g)

FORM OF INITIAL REMINDER CORRESPONDENCE TO ELIGIBLE OPTION HOLDERS

As outlined in the memorandum from David Overton dated February 6, 2007, announcing the offer to amend the documents included with that memorandum, Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% tax, interest at the underpayment rate plus 1% and penalties (as applicable) on stock options that were granted at less than the fair market value and which vest after December 31, 2004.

Cheesecake Factory has determined that certain of your stock options may be affected by Section 409A because they were or may have an exercise price at less than the fair market value of the underlying stock on the grant date. Cheesecake Factory has offered you the opportunity to avoid the Section 409A impact by amending (depending on the specific option grant) certain stock options. Note that in order to benefit from the intended avoidance of the negative tax treatment under 409A you must act by March 8, 2007 and accept the offer.  All of the details of Cheesecake Factory’s offer to you are included with the memorandum dated February 6, 2007. For more information on how to participate in the offer please contact us by telephone at: 818-871-8333 or by e-mail at: tenderquestions@thecheesecakefactory.com

FORM OF ADDITIONAL REMINDER CORRESPONDENCE TO ELIGIBLE OPTION HOLDERS

As outlined in the memorandum from David Overton dated February 6, 2007 announcing the offer to amend and in the documents included with that Memorandum, recently enacted Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% tax, interest at the underpayment rate plus 1% and penalties (as applicable) on stock options that were granted at less than fair market value and which vest after December 31, 2004.

Cheesecake Factory has determined that certain of your stock options may be affected by Section 409A because they were or may have an exercise price at less than fair market value of the underlying stock on the grant date. Cheesecake Factory has offered you the opportunity to avoid the Section 409A impact by amending (depending on the specific option grant) certain stock options.

Note that you must act by March 8, 2007 and accept the offer to avoid the Section 409A impact. All of the details of Cheesecake Factory’s offer to you are included with the memorandum from David Overton dated February 6, 2007. For more information on how to participate in the offer please contact us by telephone at: 818-871-8333 or by e-mail at: tenderquestions@thecheesecakefactory.com.